Exhibit (a)(5)(E)

[Toro Logo]

          8111 Lyndale Avenue South, Bloomington, Minnesota 55420-1196
          952/888-8801                                FAX 952/887-8258


INVESTOR RELATIONS                              MEDIA RELATIONS
Stephen P. Wolfe       Tom Larson               Connie Hawkinson
Vice President, CFO    Assistant Treasurer      Toro Media Relations
(952) 887-8076         (952) 887-8449           (952) 887-8984, pr@toro.com

WEB SITE
www.thetorocompany.com





                     THE TORO COMPANY ANNOUNCES PRELIMINARY
                     RESULTS OF "DUTCH AUCTION" TENDER OFFER

BLOOMINGTON, Minn. (April 15, 2004) - The Toro Company (NYSE: TTC) today announced the preliminary results of its "Dutch Auction" tender offer to purchase up to 2,500,000 shares of its common stock. The tender offer expired at 5:00 p.m., New York City time, on Wednesday, April 14, 2004.

Based on a preliminary count by the depositary for the tender offer, approximately 55,531 shares of common stock, including approximately 1,469 shares that were tendered through notice of guaranteed delivery, were properly tendered and not properly withdrawn at prices at or below $60.00 per share. All of the shares properly tendered and not properly withdrawn will be acquired by the company at a purchase price of $60.00 per share.

The number of shares properly tendered and not properly withdrawn and the purchase price are preliminary and subject to verification by the depositary. The final number of shares purchased and the purchase price will be announced as soon as practicable following completion of the verification process and confirmation by the depositary of the proper delivery of all shares tendered. Payment for the shares validly tendered and accepted for purchase under the tender offer, and return of any shares not accepted, will occur promptly after such announcement.

As set forth in the offer to purchase relating to the tender offer, Toro's Board of Directors has authorized Toro to purchase up to 1,000,000 shares of its common stock, from time to time, in the open market or in privately negotiated transactions, subject to a number of factors including Toro's business and financial performance and situation, business and market conditions generally, including the price of the shares, and such other factors as Toro may consider to be relevant. Toro and its affiliates are prohibited from repurchasing shares until at least ten business days after April 14, 2004. Toro currently expects that, in the future, its Board of Directors will consider authorizing additional share repurchases by the company.

The dealer manager for the tender offer is Banc of America Securities LLC and the information agent is Morrow & Co., Inc. The depositary is Wells Fargo Bank, N.A. For questions and information, please call the information agent toll free at (800) 607-0088.

The Toro Company is a leading worldwide provider of outdoor maintenance and beautification products for home, recreation and commercial landscapes.

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                                   SAFE HARBOR


Statements made in this news release, which are forward-looking, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties. These uncertainties include factors that affect all businesses operating in a global market as well as matters specific to Toro. Particular risks and uncertainties facing the company's overall financial position at the present include the threat of further terrorist acts and war, which may result in contraction of the U.S. and worldwide economies; slow growth rate in global and domestic economies, resulting in rising unemployment and weakened consumer confidence; our ability to achieve the goals for the "6+8" growth and profit improvement program which is intended to improve our revenue growth and after-tax return on sales; the company's ability to achieve sales growth and double-digit diluted earnings per share growth in fiscal 2004; unforeseen product quality problems in the development and production of new and existing products; potential issues with moving production between facilities; increased dependence on The Home Depot as a customer for the residential segment; reduced government spending for grounds maintenance equipment due to reduced tax revenue and tighter government budgets; elimination of shelf space for our products at retailers; changes in raw material costs, including higher oil, steel and aluminum prices; financial viability of distributors and dealers; governmental restriction on water usage and water availability; market acceptance of existing and new products; and increased and adverse changes in currency exchange rates or raw material commodity prices and the costs we incur in providing price support to international customers and suppliers. In addition to the factors set forth in this paragraph, market, economic, financial, competitive, weather, production and other factors identified in Toro's quarterly and annual reports filed with the Securities and Exchange Commission, could affect the forward-looking statements in this press release. Toro undertakes no obligation to update forward-looking statements made in this release to reflect events or circumstances after the date of this statement.